Exhibit 10.3

INMAGENE BIOPHARMACEUTICALS, AS BORROWER

AND

IKENA ONCOLOGY, INC., AS LENDER

LOAN AND SECURITY AGREEMENT

Exhibit 10.3

This LOAN AND SECURITY AGREEMENT is entered into as of December 23, 2024, by and among Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party hereto, and Ikena Oncology, Inc. (the “Lender”).

RECITALS

Borrower wishes to obtain Term Loan Advances from the Lender, and the Lender desires to make Term Loan Advances to Borrower. This Agreement sets forth the terms on which the Lender will make such Term Loan Advances to Borrower, and Borrower will repay the amounts owing to the Lender.

AGREEMENT

The parties to this Agreement agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Advance Request Form” means an advance request form in substantially the form of Exhibit A attached hereto.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given in the preamble hereto.

Exhibit 10.3

“Borrower’s Books” means all books and records of Borrower including: ledgers; records concerning any assets or liabilities of Borrower, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any of the following (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), shall have, individually or collectively, acquired through one or more transactions, direct or indirect beneficial ownership or Control of fifty (50%) or more on a fully diluted basis of Borrower or any of its Subsidiaries, (ii) the direct or indirect sale by Borrower or any of its Subsidiaries of all or substantially all of such Borrower’s or such Subsidiary’s assets, whether held directly by Borrower or through any of its Subsidiaries, relating to the property in one transaction or in a series of related transactions (excluding sales to Borrower or any of its Subsidiaries), or (iii) any Subsidiary of Borrower who owns, possesses or maintains any OX40 Assets ceases to be a direct or indirect wholly-owned Subsidiary of Borrower except when such Subsidiary transfers such OX40 Assets to Borrower or any other Subsidiary.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority; or (c) compliance by the Lender with any request, guideline, requirement or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.

“Closing Date” means December 23, 2024.

“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Collateral” means the OX40 Assets and any books and records related thereto, in each case, owned or held by Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity

Exhibit 10.3

prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall, without duplication of the primary obligation, be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Daily Balance” means the amount of the Term Loan Advances owed at the end of a given day.

“Default Rate” has the meaning assigned in Section 2.2(b).

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable laws or regulations with respect to any corporation, limited liability company, partnership or other entity.

“Dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year (or such other date as updated by Borrower in accordance with Section 7.2).

Exhibit 10.3

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Government Authority” means any domestic, federal, territorial, tribal, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over Borrower or any of its Subsidiaries.

“Governing Body” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its organizational documents.

“Indebtedness” means all indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than sixty (60) days past due), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Person” is defined in Section 13.2(a).

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower to the Lender under this Agreement, provided, however, that Indemnified Taxes shall not include any of the following Taxes imposed on or with respect to the Lender (or any assignee) or required to be withheld or deducted from a payment to the Lender (or any assignee): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender (or any assignee) being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender (or any assignee) and the jurisdiction imposing such Tax, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender (or any assignee, as applicable) with respect to an applicable interest under this Agreement pursuant to a law in effect on the date on which (i) the Lender (or any assignee) acquires such interest in this Agreement or (ii) the Lender (or any assignee) changes its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

Exhibit 10.3

“Intellectual Property” means all rights, titles, and interests in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower or any of its Subsidiaries has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower or any of its Subsidiaries, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all: (a) reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, (b) reasonable and documented out-of-pocket Collateral audit fees, and (c) the Lender’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including reasonable and documented out-of-pocket fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement (including all schedules, exhibits and annexes attached hereto), the Pledge Agreement, any subordination agreement, any guaranty, note or related security agreements, any agreement identified therein as a “Loan Document”, and any other agreement entered into in connection with this Agreement, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means (i) a material adverse effect on (a) the business operations, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries, taken as a whole, (b) the ability of Borrower to repay its Obligations or to otherwise perform their obligations under the Loan Documents, (c) the value, perfection, or priority of the Lender’s security interests in the Collateral, or (d) the ability of the Lender to enforce any of its rights or remedies with respect to the Obligations, or (ii) any Material Adverse Effect (as defined in the Merger Agreement).

Exhibit 10.3

“Material License” means that certain Collaboration, Option and License Agreement, dated as of January 5, 2021, by and between Inmagene Biopharmaceuticals and Hutchison MediPharma Limited, a Chinese Company organized under the laws of the People’s Republic of China.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 23, 2024, among the Lender, Insight Merger Sub I, Insight Merger Sub II, and Borrower.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to the Lender by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that the Lender may have obtained by assignment or otherwise.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“OX40 Assets” means, collectively, all assets held by Borrower or any Subsidiary in respect of anti-OX40 monoclonal antibody asset, IMG-007, including, but not limited to the Material License.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of the Lender arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in Schedule 1;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business that is not more than sixty (60) days past due;

(d) intercompany indebtedness;

Exhibit 10.3

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(g) Indebtedness owing to insurance carries and incurred to finance insurance premiums of Borrower or any of its Subsidiaries in the ordinary course of business not to exceed the amount necessary to finance insurance premiums for the then-current year;

(h) to the extent constituting Indebtedness, Permitted Investments;

(i) Indebtedness incurred in the ordinary course in respect of surety bonds, performance bonds, appeal bond, fidelity bonds and bonds required pursuant to licensing or insurance requirements incurred in the ordinary course of business;

(j) Indebtedness incurred in connection with business credit cards not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate at any time;

(k) Unsecured indebtedness in any amount so long as 66.6667% of the proceeds of such Indebtedness are used to prepay the Obligations hereunder;

(l) Indebtedness owed to any Person (including obligations in respect to letters of credit, bankers acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in Schedule 2;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments accepted in connection with Transfers permitted by Section 7.1;

(d) Investments (i) among Subsidiaries of Borrower, (ii) by a Subsidiary of Borrower in Borrower and (iii) investments by Borrower in a Subsidiary, so long as the proceeds are used for Eligible Uses;

(e) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

Exhibit 10.3

(f) Investments consisting of the creation and ownership of Subsidiaries to the extent that Borrower has complied with Section 7.7 of this Agreement with respect to such Subsidiaries;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(i) Investments received in connection with Transfers permitted by Section 7.1.

“Permitted Liens” means the following:

(a) Liens existing on the Closing Date and disclosed in Schedule 3 or arising under this Agreement or the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that no such Lien relates to Taxes, fees, assessments or other governmental charges or levies in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate in any Fiscal Year;

(c) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account or Securities Account of Borrower or any of its Subsidiaries;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;

Exhibit 10.3

(g) (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of the business;

(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(i) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens on deposits securing real property leases;

(k) statutory liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, provided, they have no priority over any of the Lender’s security interests (other than statutory liens having priority as a matter of law); and

(l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the priority of the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Responsible Officer” means each of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary or any other officer designated in writing to the Lender as an authorized officer of Borrower.

“Restricted Payment” is defined in Section 7.6.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

Exhibit 10.3

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) fifty percent (50%) or more of the capital stock, membership units or other securities which by the terms thereof has the ordinary voting power to elect or control the Governing Body, at the time as of which any determination is being made, is owned by Borrower, directly or indirectly, or through an Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” means each advance under Section 2.1(a).

“Term Loan Commitment” means the commitment of the Lender to make Term Loan Advances to Borrower in an aggregate principal amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000).

“Term Loan Maturity Date” means the date that is six (6) months following the termination of the Merger Agreement.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained in this Agreement, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of financial statements prepared in accordance with GAAP).

2. LOAN AND TERMS OF PAYMENT.

2.1 Term Loan Advances.

Borrower promises to pay to the order of the Lender, in Dollars, the outstanding principal amount of all Term Loan Advances and accrued and unpaid interest thereon as and when due in accordance with the terms hereof.

Exhibit 10.3

(a) Term Loan Advances.

(i) Subject to and upon the terms and conditions of this Agreement, the Lender agrees to make Term Loan Advances to Borrower upon Borrower’s request in an aggregate principal amount not to exceed the Term Loan Commitment. Each Term Loan Advance shall be in an original principal amount of at least Seven Million Five Hundred Thousand Dollar ($7,500,000) or Seven Million Five Hundred Thousand Dollar ($7,500,000) increments in excess thereof; provided that the initial Loan Advance of Seven Million Five Hundred Thousand Dollar ($7,500,000) shall be made on the date that is three (3) Business Days after the Closing Date (or such shorter period as Lender approves in its sole discretion) without any requirement to provide an Advance Request Form.

(ii) Except as set forth in this Section 2.1(a)(iii) below, Borrower shall repay all unpaid Obligations on the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in part or in whole, without penalty or premium.

(iii) Upon consummation of the Merger (as defined in the Merger Agreement), all unpaid Obligations shall be automatically forgiven.

(iv) When Borrower desires to obtain a Term Loan Advance after the Closing Date, Borrower shall notify the Lender (which notice shall be irrevocable) by delivery of an Advance Request Form no later than 12:00 p.m. Eastern time at least five (5) Business Days before the day on which such Term Loan Advance is to be made. The notice shall be signed by a Responsible Officer of Borrower.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to six percent (6.0%) per annum.

(b) Default Rate. All past due Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percent (5.0%) above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that the Default Rate shall only be imposed as long as any such Event of Default is continuing.

(c) Payments. Payments of principal and interest shall be due and payable in cash, together with accrued and unpaid interest and all other Obligations, on the Term Loan Maturity Date.

(d) Withholding. All payments by or on account of any obligation of Borrower under any Loan Document shall be free and clear of any Taxes except as required by applicable law, regulation, or international agreement. If at any time any applicable law, regulation or international agreement requires Borrower to make any withholding or deduction for Tax from any such payment or other sum payable hereunder to the Lender, Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority. If such Tax deducted or withheld is an Indemnified Tax, then

Exhibit 10.3

the sum payable by Borrower shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that it has made such withholding payment.

(e) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(f) Voluntary Prepayment. Borrower shall have the option to prepay all, or any portion, of any Term Advances under this Agreement without fee or penalty, provided Borrower (A) deliver written notice to Lender of their election to prepay such Term Advances at least five (5) days prior to such prepayment and (B) pay, on the date of such prepayment, (1) with respect to a prepayment in full, all of the outstanding principal with respect to the Term Advances, plus accrued but unpaid interest and all fees, and other sums, including Lender Expenses, if any, that shall have become due and payable hereunder, or (2) with respect to a partial prepayment, a portion of outstanding principal plus accrued but unpaid interest with respect to such outstanding principal.

2.3 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances under this Agreement. Notwithstanding the foregoing, the Lender shall have the right to terminate its obligation to make Term Loan Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Term Loan Advance. The obligation of the Lender to make the initial Term Loan Advance under this Agreement is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender, the following:

(a) duly executed counterparts of this Agreement and the other Loan Documents to be entered into on the Closing Date;

(b) a secretary’s certificate, executed by a Responsible Officer of Borrower, containing and certifying as to the accuracy of its (i) formation documents, as certified by the Secretary of State (or equivalent agency) of its jurisdiction of organization no earlier than thirty (30) days prior to the Closing Date (ii) governing documents, (iii) resolutions authorizing the transactions contemplated hereby, and (iv) incumbency;

(c) a long-form certificate of good standing (to the extent available) of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization and the Secretary of State (or equivalent agency) of each other jurisdiction where Borrower is qualified to do business, in each case no earlier than thirty (30) days prior to the Closing Date; and

Exhibit 10.3

(d) UCC National Form Financing Statements, naming Borrower as a debtor, in form fit to be filed with the Secretary of State or equivalent agent of Borrower’s jurisdiction of organization on the Closing Date.

3.2 Conditions Precedent to all Term Loan Advances. The obligation of the Lender to make Term Loan Advances, including the initial Term Loan Advance (except for clause (a) with respect to the initial Term Loan Advance which shall not be required), is further subject to the following conditions:

(a) timely receipt by the Lender of the Advance Request Form as provided in Section 2.1;

(b) no less than five (5) Business Days prior to the proposed borrowing date, the Lender shall have received an itemized list detailing each use in excess of $100,000 of the previously funded Term Loan Advance and such itemized list demonstrates that all such uses constituted Eligible Uses;

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of such Term Loan Advance as though made at and as of each such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representation and warranties will have been true and correct in all material respects as of such earlier date), and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Term Loan Advance. The making of such Term Loan Advance shall be deemed to be a representation and warranty by Borrower on the date of such Term Loan Advance as to the accuracy of the facts referred to in this Section 3.2.

If the conditions set forth in Sections 3.2(a), 3.2(b) and 3.2(c) set forth above have been satisfied but Lender has failed to make the requested Term Loan Advance within one Business Day of the date required hereunder, Borrower shall have no recourse or right of action against Lender to enforce Lender’s obligations to fund hereunder and its sole rights shall be limited to terminating the Merger Agreement pursuant to Section 10.1(k) thereof and the rights in Section 13.10 hereof.

4. CREATION OF SECURITY INTEREST; SENIOR DEBT STATUS.

4.1 Grant of Security Interest. Borrower grants and pledges to the Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing or hereafter acquired Collateral; provided, that (A) in the case of Collateral in which a security interest is capable of being perfected by the filing of a Uniform Commercial Code financing statement, an appropriate financing statement naming the Lender as secured party has been filed under the Uniform Commercial Code as in effect in the applicable jurisdiction of organization of the debtor owning such Collateral, and (B) in the case of Collateral consisting of registered (or applications for registration of) Intellectual Property, both (i) the financing statements contemplated by the preceding clause (A) have been filed with respect to the owner of such Intellectual Property and (ii) an appropriate notice of the Lender’s security interest has been recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to such Intellectual Property registration (or application).

Exhibit 10.3

4.2 Right to Inspect. The Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and during the normal business hours of Borrower but no more often than once per calendar quarter (unless an Event of Default has occurred and is continuing), to inspect the Collateral to verify the condition of, or any other matter relating to, the Collateral, as determined by the Lender in its reasonable discretion.

4.3 Status as Senior Debt. The Obligations constitute “senior indebtedness” as defined in any applicable documentation evidencing subordinated Indebtedness of Borrower.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation, limited liability company, limited partnership or other legal entity, as applicable, duly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in (a) its jurisdiction of incorporation or formation, as applicable, and (b) any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, in each case, other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any Company Material Contract (as defined in the Merger Agreement) to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any Company Material Contract to which it is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect.

5.3 No Encumbrances. Borrower and its Subsidiaries has good and marketable title to the Collateral or OX40 Assets, as applicable, free and clear of Liens other than Permitted Liens.

5.4 Intellectual Property; Licenses. Other than as expressly approved by the Lender in writing, no Intellectual Property constituting OX40 Assets has been abandoned, forfeited or dedicated to the public, and neither Borrower nor any of its Subsidiaries has knowledge of any infringements on any Intellectual Property constituting OX40 Assets. The Material License is in full force and effect and enforceable in accordance with its terms.

5.5 Name; Locations. Except as disclosed on Schedule 5.5 attached hereto, Borrower has not done business under any name other than those names specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated on Schedule 5.5 attached hereto. All of Borrower’s physical Collateral (other than Inventory or Equipment in transit, out for repairs or testing or mobile equipment in the possession of Borrower’s employees or agents) is located only at a location set forth on Schedule 5.5 attached hereto.

Exhibit 10.3

5.6 Litigation. Except as set forth in Schedule 5.6, there are no actions or proceedings pending by or against Borrower or any of its Subsidiaries before any court or administrative agency in which an adverse decision would be reasonably expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower that the Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower and its Subsidiaries consolidated and, if applicable, consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or, if applicable, the consolidating financial condition of Borrower and its Subsidiaries since the date of the most recent of such financial statements submitted to the Lender.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Regulatory Compliance. Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which would reasonably be expected to have a Material Adverse Effect.

5.10 Environmental Condition. Except as disclosed in Schedule 5.10, none of Borrower’s properties or assets has ever been used by Borrower or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with all applicable laws and regulations; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

Exhibit 10.3

5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as any reserve or other appropriate provision as GAAP requires has been made therefor and (b) where such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).

5.12 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries in existence as of the date hereof.

5.13 Government Consents. Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.15 Compliance.

(a) Neither Borrower nor or any of its directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the transactions contemplated by this Agreement nor the use of Term Loan Advance provided hereunder will violate Anti-Corruption Laws or applicable Sanctions.

(b) To Borrower’s knowledge, neither Borrower, nor any Affiliate of Borrower or any of its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. To Borrower’s knowledge, neither Borrower, nor to the any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Exhibit 10.3

6. AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ (a) corporate existence and, to the extent such concept is applicable, good standing in its jurisdiction of incorporation or formation, as applicable, and (b) maintain qualification to do business in each jurisdiction in which it is required under all applicable laws and regulations except, in the case of clause (b) above, where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Compliance.

(a) Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s or such Subsidiary’s business.

(b) Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.

(c) Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

6.3 ERISA. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Exhibit 10.3

6.4 [RESERVED]

6.5 Equipment. Borrower shall keep, and shall cause its Subsidiaries to keep, all Equipment constituting OX40 Assets, if any, in good and marketable condition, free from all material defects (other than ordinary wear and tear) except for any such Equipment for which adequate reserves have been made.

6.6 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment (or obtain extensions for such payments) of all material federal, state, and local Taxes required of it by law, and Borrower will make, and will cause each Subsidiary to make, timely payment (or obtain extensions for such payments) of all material Tax payments and withholding Taxes required of it by all applicable laws, regulations and international treaties, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes; provided that Borrower may not make any payment if (a) the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (b) such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).

6.7 [RESERVED]

6.8 Intellectual Property and Material License Rights. Borrower shall (i) give the Lender notice within thirty (30) days following the filing of any applications or registrations of Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office, as applicable, if such Intellectual Property would constitute Collateral, including the title of such Intellectual Property rights being applied for or to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) following the filing of any such applications or registrations, shall execute such documents as the Lender may reasonably request for the Lender to maintain its perfection in such Intellectual Property rights being applied for or to be registered by Borrower, and upon the request of the Lender, shall file such documents simultaneously with the filing of any such applications or registrations. Following filing any such applications or registrations with the United States Copyright Office or United States Patent and Trademark Office, as applicable, Borrower shall within thirty (30) days of such filing provide the Lender with (i) a copy of such applications or registrations, (ii) evidence of the filing of any documents requested by the Lender to be filed for the Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights, and (iii) the date of such filing. Borrower shall ensure that at all times the Material License remains in full force and effect.

6.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan Advances only for the following purposes (collectively, “Eligible Uses”): with respect to all Term Loan Advances, purposes either set forth in the budget attached hereto as Exhibit B (the “Budget”) in amounts not to exceed the amount set forth therein by more than 50% of such amount with respect to any specific line item, or for any other purpose that the Lender may expressly consent to in writing. For purposes of determining whether the Term Loan Advances have been used in accordance with the Budget, the parties shall reference the full amount in the Budget for the then current month despite such calculation being made prior to month-end.

6.10 Compliance with Merger Agreement Covenants. Until the Merger Agreement is irrevocably terminated, Borrower shall ensure continued compliance at all times with all covenants and obligations of Borrower contained in Section 5 of the Merger Agreement solely as needed to satisfy the closing conditions set forth in Section 8.1 and 8.2 of the Merger Agreement.

Exhibit 10.3

6.11 [Reserved].

6.12 Further Assurances. At any time and from time to time Borrower shall, and shall cause each Subsidiary to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Lender to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Following termination of the Merger Agreement (except as expressly noted), Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its OX40 Assets, other than: (a) Transfers of any Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete Equipment which was not financed by the Term Loan Advances; or (d) Transfers consisting of Permitted Liens or Permitted Investments; provided that in no circumstances shall Borrower or its Subsidiaries Transfer any OX40 Assets except to Borrower regardless of whether the Merger Agreement is then in effect. For the avoidance of doubt, Borrower shall in no event be prohibited under this Agreement from engaging in or effecting a Company Legacy Transaction (as defined in the Merger Agreement) pursuant to Section 5.2(c) of the Merger Agreement.

7.2 Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or any business substantially similar or related thereto (or incidental thereto); (b) cease to conduct business in the manner conducted by Borrower or such Subsidiary as of the Closing Date in all material respects; (c) suffer or permit a Change in Control; (d) without thirty (30) days prior written notification to the Lender, relocate its chief executive office or state of incorporation or change its legal name; or (e) change the date on which the Fiscal Year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division); provided that a Subsidiary may (a) merge or consolidate into another Subsidiary or into Borrower, or (b) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Notwithstanding the foregoing, regardless of whether the Merger Agreement is then in effect, Borrower and its Subsidiaries shall not permit any Indebtedness which is senior in (x) right of payment or (y) lien priority to the Obligations with respect to the OX40 Assets, in each case, other than Permitted Liens.

Exhibit 10.3

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to (x) any of its Collateral, (y) any OX40 Assets owned by its Subsidiaries or (z) any other asset except, in each case of clauses (x)-(z), for Permitted Liens, or agree with any Person other than the Lender not to grant a security interest in, or otherwise encumber, any of its Collateral or OX40 Assets, or permit any Subsidiary to do so, except as is otherwise permitted by Section 7.1 and the definition of “Permitted Liens” herein and, in the case of clauses (x) and (y), regardless of whether the Merger Agreement is then in effect.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (each of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do so, provided that Borrower may (i) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and the aggregate amount of all such repurchases does not exceed Twenty Thousand Dollars ($20,000) in any Fiscal Year, or (ii) make nominal payments of cash in lieu of issuing fractional shares.

7.7 Investments. (a) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or (b) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, (iii) reasonable and customary employment arrangements with executive officers approved by Borrower’s board of directors, and (iv) any transactions that constitute Permitted Indebtedness, Permitted Investments and/or Permitted Liens between Borrowers or between Borrowers and their Subsidiaries.

7.9 Compliance. (a) Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan Advance for such purpose; or (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or OX40 Assets or the priority of the Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

Exhibit 10.3

8. EVENTS OF DEFAULT.

Following termination of the Merger Agreement (other than in the case of an Event of Default under Section 8.5), any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations and such payment has not been made within 3 business days following written notice of such failure;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.1 or 6.6 or violates any of the covenants contained in Article 7 and, in each case, such failure has not been remedied within 3 business days following written notice of such failure; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement, or in any of the Loan Documents, and as to any default (other than those specified in this Article 8) under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives written notice thereof or Borrower or any of its Subsidiaries becomes aware;

8.3 [RESERVED]

8.4 Attachment. If any portion of Borrower’s Collateral or the OX40 Assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any of its Subsidiaries who own OX40 Assets is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s Collateral or such Subsidiary’s OX40 Assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s Collateral or such Subsidiary’s OX40 Assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and, in each case, the same is not paid within ten (10) days after Borrower or such Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or such Subsidiary;

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days;

8.6 Other Agreements. If there is a default or other failure to perform under any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect provided, however, that the Event of Default under this

Exhibit 10.3

Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purpose of this Agreement upon Lender receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (i) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto, (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (iii) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could be materially less advantageous to Borrower as determined by the Lender in its reasonable discretion;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days;

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Loan Document, certificate or other writing delivered to the Lender by any Responsible Officer pursuant to this Agreement or to induce the Lender to enter into this Agreement or any other Loan Document; provided, however, such misrepresentation or misstatement may be remedied within ten (10) Business Days of the earlier of the date when Borrower receives written notice of such misrepresentation or misstatement or Borrower becomes aware of such misrepresentation or misstatement;

9. LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by the Lender);

(b) Make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agree to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender as the Lender may designate that is reasonably convenient to the Lender and Borrower. Borrower authorize the Lender to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

Exhibit 10.3

(c) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, any Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;

(d) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as the Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Lender deems appropriate;

(e) The Lender may credit bid and purchase at any public sale;

(f) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower and

(g) Exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code or any applicable law.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints the Lender (and any of the Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) dispose of any Collateral; (b) [RESERVED]; (c) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; or (d) exercise any other rights afforded to the Lender hereunder or under law with respect to the Collateral. The appointment of the Lender as Borrower’s attorney in fact, and each and every one of the Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and the Lender’s obligation to provide Term Loan Advances hereunder is terminated.

9.3 [Reserved].

9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then the Lender may make payment of the same or any part thereof. Any amounts so paid or deposited by the Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by the Lender shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement.

9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable lender practices, the Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

Exhibit 10.3

9.6 Remedies Cumulative. The Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it. No waiver by the Lender shall be effective unless made in a written document signed on behalf of the Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.

10. NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. The Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Inmagene Biopharmaceuticals, on behalf of Borrower 12526 High Bluff Drive, Ste. 345 San Diego, CA 92130 Attn: Jonathan Wang, Ph.D., MBA Email: [●]
With a copy (which shall not constitute notice) to:
Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117Attn: Patrick Loofbourrow; Rama Padmanabhan Email: loof@cooley.com; padmanabhan@cooley.com

Exhibit 10.3

If to Lender:	Ikena Oncology, Inc. 645 Summer Street, Suite 101 Boston, MA 02210 Attention: Mark Manfredi Jotin Marango Email: [●] [●]
With a copy (which shall not constitute notice) to:
Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attn: Reid Bagwell Email: RBagwell@goodwinlaw.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Sections 5-1401 and 5-1402 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the Lender may consent thereto in writing duly signed for and on its behalf.

12. JURISDICTION AND JURY TRIAL WAIVER.

12.1 Each party hereby irrevocably consents that any suit, legal action or proceeding against a party or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as the other party may elect, and by execution and delivery of this Agreement, each party hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably consent to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such party at its address set forth herein. The foregoing shall not limit the right of the other party to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2 The parties hereby irrevocably waive any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by the Lender in accordance with this Section 12 and hereby further irrevocably waive any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.

Exhibit 10.3

12.3 The parties hereby irrevocably agree that any suit, legal action or proceeding commenced by the other party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.

12.4 The parties hereby waive any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5 Borrower and the Lender (by its entry into this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s reasonable discretion. The Lender shall have the right without the consent of or notice to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, the Lender’s obligations, rights and benefits hereunder to any Affiliate of the Lender.

13.2 Indemnification.

(a) Borrower shall defend, indemnify and hold harmless the Lender and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Lender and its Affiliates (each, an “Indemnified Person”) against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or Lender Expenses in any way suffered, incurred, or paid by the Lender as a result of or in any way arising out of, following, or consequential to transactions between the Lender and Borrower whether under this Agreement, or otherwise contemplated by the Loan Documents (including without limitation reasonable and documented out-of-pocket attorneys’ fees and expenses), except for losses caused by such Indemnified Person’s gross negligence or willful misconduct. All amounts due under this Section 13.2 shall be payable promptly after demand therefor.

(b) To the fullest extent permitted by applicable law, each of the Loan Parties and the Lender shall not assert, and the parties hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan Advance, or the use of the proceeds thereof.

Exhibit 10.3

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances to Borrower. The obligations of Borrower to indemnify Indemnified Persons with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Lender have run.

13.8 Confidentiality. In handling any confidential information the Lender and all employees and agents of the Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of the Lender in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Term Loan Advances, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of the Lender and (e) as the Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of the Lender when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender through no fault of the Lender; or (ii) is disclosed to the Lender by a third party, provided the Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Increased Costs. If any Change in Law shall impose, modify, or make applicable any Taxes (except federal, state, or local income or franchise taxes imposed on the Lender), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Lender for extending, maintaining or funding the Term Loan Advances, (B) reduce the amounts payable to the Lender under this Agreement, or

Exhibit 10.3

(C) reduce the rate of return on the Lender’s capital as a consequence of the Lender’s obligations with respect to the Term Loan Advances, then Borrower agrees to pay the Lender such additional amounts as will compensate the Lender therefor, within five (5) days after the Lender’s written demand for such payment. The Lender’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

13.10 Release of Collateral. Without limiting the rights of the parties with respect to any other circumstance, if the Merger Agreement is terminated pursuant to Section 10.1(k) of the Merger Agreement, Lender will cooperate with Borrower to provide customary payoff and release documents to evidence the release of Collateral in connection with any transaction by Borrower (which may be in the form of a financing, out-license or otherwise) so long as such transaction provides sufficient proceeds to pay in full all amounts outstanding under this Agreement including any principal and interest. For avoidance of doubt, Lender will not be obligated to release any Collateral prior to such payment in full (but shall provide customary payoff and release documents providing for automatic release upon payment in full under such circumstances as set forth in this Section 13.10).

BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.

[Balance of Page Intentionally Left Blank]

Exhibit 10.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INMAGENE BIOPHARMACEUTICALS

By:	/s/ Jonathan Wang, PhD

Name:	Jonathan Wang, PhD

Title:	Chief Executive Officer

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi, Ph.D.

Name:	Mark Manfredi, Ph.D.

Title:	Chief Executive Officer

Exhibit 10.3

EXHIBIT A

ADVANCE REQUEST FORM

[See attached]

B-2

Exhibit 10.3

EXHIBIT B

BUDGET

[See attached]